Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of CRH America, Inc. and CRH plc for the registration of debt securities by CRH America, Inc. guaranteed by CRH plc and to the incorporation by reference therein of our reports dated March 31st, 2010, with respect to the consolidated financial statements of CRH plc, included in its Annual Report (Form 20-F) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Dublin, Ireland

April 27, 2010